News

DENBURY RESOURCES REPORTS FIRST QUARTER 2020 RESULTS

Plano, Texas – May 18, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its first quarter 2020 financial and operating results.

FIRST QUARTER HIGHLIGHTS

•	Net income of $74 million, or $0.14 per diluted share

◦	Adjusted net income(1) (a non-GAAP measure) of $27 million, or $0.06 per diluted share

◦	Adjusted EBITDAX(1) (a non-GAAP measure) of $116 million

◦	Generated $35 million of free cash flow(1) (a non-GAAP measure)

•	Produced 55,965 barrels of oil equivalent (“BOE”) per day (“BOE/d”), in line with expectations

•	Reduced debt principal by $34 million, primarily through open market debt repurchases, and ended the first quarter with no outstanding borrowings on the Company’s bank credit facility

•	Reduced 2020 capital budget by $80 million, or 44%, to current expected range of $95 million to $105 million

•
Restructured a portion of 2020 three-way collars into fixed-price swaps to increase downside protection. Current hedge portfolio covers 39,500 Bbls/d for the second quarter of 2020 and 35,500 Bbls/d for the third and fourth quarters of 2020, with over half of those contracts being fixed-price swaps and the remainder being three-way collars

•
Completed the sale in early March of half of the Company’s nearly 100% working interests in four conventional southeast Texas oil fields for $40 million net cash and a carried interest in 10 wells to be drilled by the purchasers (the “Gulf Coast Working Interests Sale”)

•
Reacted quickly to the COVID-19 pandemic, prioritizing employee health and safety while maintaining operations and making adjustments to the business in response to the impact of the significant decline in oil prices resulting from the global disruption in oil demand caused by the pandemic

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

SELECTED QUARTERLY COMPARATIVE DATA

	Quarter Ended
(in millions, except per-share and per-unit data)	March 31, 2020	Dec. 31, 2019	March 31, 2019
Net income (loss)	$74	$23	$(26)
Adjusted net income(1) (non-GAAP measure)	27	47	45
Adjusted EBITDAX(1) (non-GAAP measure)	116	155	138
Net income (loss) per diluted share	0.14	0.05	(0.06)
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.06	0.09	0.10
Cash flows from operations	62	151	64
Adjusted cash flows from operations(1) (non-GAAP measure)	105	116	119
Development capital expenditures	39	47	61

Oil, natural gas, and related product sales	$230	$294	$295
CO2, purchased oil sales and other	12	17	10
Total revenues and other income	$242	$311	$305

Receipt on settlements of commodity derivatives	$25	$9	$8

Average realized oil price per barrel (excluding derivative settlements)	$45.96	$56.58	$56.50
Average realized oil price per barrel (including derivative settlements)	50.92	58.30	58.09

Total production (BOE/d)	55,965	57,511	59,218
Total continuing production (BOE/d)(3)	55,185	56,341	57,715

MANAGEMENT COMMENT

Chris Kendall, Denbury’s President and CEO, commented, “We took multiple steps in the first quarter to further enhance Denbury’s operational and financial performance and preserve liquidity, including the significant reduction to our 2020 capital spending plans that we announced in late March, and we have redoubled our first quarter efforts over the past two months to further reduce costs in response to the deep impact of the COVID-19 pandemic on the energy markets. Denbury’s first quarter results reflect our focus on operational execution and efficiency, as we continued to generate free cash and maintained relatively consistent continuing production levels while spending significantly less capital. The Company has sufficient liquidity to meet its operating needs, with nothing drawn on our bank facility at the end of the first quarter, and we believe the actions we are taking will help the Company maintain access to ample liquidity as we manage through this challenging environment. In addition, we are working with advisors to evaluate a range of strategic alternatives, and we are engaging in discussions with our lenders and bondholders as part of that process.

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using weighted average diluted shares outstanding of 586.2 million, 571.0 million, and 455.5 million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

(3)
Continuing production excludes production from the Gulf Coast Working Interests Sale completed on March 4, 2020 and for the first quarter of 2019 also excludes production from Citronelle Field sold on July 1, 2019.

“Denbury’s low decline assets and industry-leading carbon reduction capabilities set our company apart in our industry, and we expect these same core strengths will continue to differentiate us in the future. As always, our top priority is the health and safety of our employees, and I want to express my sincere gratitude to our team for its continued commitment to Denbury under these unprecedented conditions.”

REVIEW OF OPERATING AND FINANCIAL RESULTS

Denbury’s oil and natural gas production averaged 55,965 BOE/d during first quarter 2020. Total continuing production, which excludes production associated with the Gulf Coast Working Interests Sale, was 55,185 BOE/d during the first quarter of 2020, a decrease of 2% from the fourth quarter of 2019 (the “prior quarter”) and 4% compared to continuing production in the prior-year first quarter. Further production information is provided on page 15 of this press release.

Denbury’s first quarter 2020 average realized oil price, including derivative settlements, was $50.92 per barrel (“Bbl”), a decrease of 13% from the prior quarter and 12% from the prior-year first quarter. Denbury’s NYMEX differential for the first quarter 2020 was $0.38 per Bbl below NYMEX WTI oil prices, compared to $0.44 per Bbl below NYMEX WTI in the prior quarter and $1.63 per Bbl above NYMEX WTI in first quarter 2019. The year-over-year decrease was primarily attributable to a lower Gulf Coast premium in the first quarter of 2020, affecting approximately 60% of the Company’s crude oil production.

Total lease operating expenses in first quarter 2020 were $109 million, or $21.46 per BOE, a decrease of $7 million, or 6%, compared to the prior quarter due primarily to lower labor and overhead and a decrease of $16 million, or 13%, compared to first quarter 2019 due primarily to reductions in CO2 costs and workovers.

Taxes other than income, which includes ad valorem, production and franchise taxes, decreased $3 million, or 12%, from the prior quarter and decreased $4 million, or 17%, from the prior-year first quarter, generally due to a decrease in production taxes resulting from lower oil and natural gas revenues.

General and administrative expenses (“G&A”) were $10 million in first quarter 2020, unchanged from the prior quarter when excluding $19 million of severance expense associated with the Company’s December 2019 voluntary separation program. Compared to the first quarter of 2019, G&A expenses decreased $9 million, or 49%, due to lower headcount and lower bonus and other performance-based compensation expense in the current-year period.

Interest expense, net of capitalized interest, totaled $20 million in first quarter 2020, a $1 million decrease from the prior quarter and an increase of $3 million compared to first quarter 2019. The sequential-quarter decrease was primarily due to senior subordinated notes repurchases in the fourth quarter of 2019, and the prior-year increase was primarily due to additional noncash expense for amortization of debt discounts associated with new notes (the Company’s 7¾% Senior Secured Second Lien Notes due 2024

and 6⅜% Convertible Senior Notes due 2024) issued as part of the June 2019 debt exchanges. A schedule detailing the components of interest expense is included on page 17 of this press release.

The Company recognized a full cost pool ceiling test write-down of $73 million during the three months ended March 31, 2020. Representative oil prices utilized in the Company’s full cost ceiling test were roughly consistent with adjusted prices used to calculate the December 31, 2019 full cost ceiling value; however, the decline in NYMEX oil prices during March 2020 due to OPEC supply pressures and a reduction in worldwide oil demand amid the COVID-19 pandemic contributed to an impairment of the Company’s unevaluated oil and natural gas properties and the transfer of $245 million of unevaluated costs to the full cost amortization base during first quarter 2020. Based on current oil price futures, the Company would expect to record significant write-downs in subsequent quarters, as the 12-month average price used in determining the full cost ceiling value would then continue to decline throughout 2020.

Depletion, depreciation, and amortization (“DD&A”) was $97 million during first quarter 2020, compared to $57 million in first quarter 2019 and $63 million in fourth quarter 2019, primarily due to an accelerated depreciation charge of $37 million attributable to certain depreciable costs associated with the impaired unevaluated properties discussed above. Excluding the accelerated depreciation charge, DD&A increased $2 million from the prior-year quarter primarily due to a decrease in proved oil and natural gas reserve volumes and decreased $4 million from the sequential-quarter primarily due to a decrease in depletable costs.

Denbury’s effective tax rate for first quarter 2020 was negative 17%, significantly lower than the Company’s estimated statutory rate of 25% due primarily to tax relief offered under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which included the full release of a $25 million valuation allowance against a portion of business interest expense that was previously estimated to be disallowed. The Company currently forecasts that its effective tax rate for the remainder of 2020 will be approximately 16%, depending in part on taxable income.

BANK CREDIT FACILITY AND FIRST QUARTER DEBT TRANSACTIONS

As of March 31, 2020, the Company had no outstanding borrowings on the senior secured bank credit facility, consistent with March 31, 2019 and December 31, 2019, leaving $520 million of borrowing availability after consideration of $95 million of currently outstanding letters of credit. The borrowing base under the Company’s senior secured bank credit facility is evaluated semi-annually, generally around May 1 and November 1. As of today, the bank group has not yet completed the process for the spring redetermination and therefore the borrowing base and commitment levels remain at $615 million. The Company currently anticipates that the banks will complete the redetermination process over the next several weeks, and it is uncertain if there will be any change to the borrowing base or banks’ commitment levels.

During the first quarter, Denbury repurchased $30 million in aggregate principal amount of its then outstanding 9% Senior Secured Second Lien Notes due 2021 in open-market transactions for a total purchase price of $14 million, excluding accrued interest. In connection with these transactions, the Company recognized a $19 million gain on debt extinguishment, net of unamortized debt issuance costs and future interest payable written off, during the three months ended March 31, 2020.

2020 CAPITAL BUDGET

As previously announced, the Company’s 2020 estimated development capital budget, excluding acquisitions and capitalized interest, is currently anticipated to be between $95 million and $105 million, an $80 million, or 44%, reduction from the originally disclosed amount of between $175 million and $185 million. The capital budget consists of approximately $70 million for tertiary and non-tertiary field investments and CO2 supply, plus approximately $30 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs). Of this combined capital expenditure amount, $39 million (39%) has been incurred through first quarter 2020. In addition, late in the first quarter, the Company’s Board of Directors determined to defer the Company’s Cedar Creek Anticline CO2 tertiary flood development project beyond 2020.

SHUT-IN PRODUCTION

As a result of the significant decline in oil prices, the Company has focused its efforts to optimize cash flow through evaluating production economics and shutting in production where validated. Beginning in late March and accelerating through April 2020, the Company estimates that approximately 2,000 BOE/d of uneconomic production was shut-in during April as a result of those efforts. In May 2020, the Company continued evaluations around expected oil prices and production costs, and has shut-in additional production, bringing the total shut-in production to approximately 8,500 BOE/d. Management plans to continue this routine evaluation to assess levels of uneconomic production based on its expectations for wellhead oil prices and variable production costs, and will actively make decisions to either shut-in additional production or bring production back online as conditions warrant. As a result of these actions, along with reduced capital and workover spend, the Company expects production to decline from the first quarter to the second quarter. Production could be further curtailed by future regulatory actions or limitations in storage and/or takeaway capacity.

FIRST QUARTER CONFERENCE CALL INFORMATION

Denbury management will host a conference call to review and discuss first quarter 2020 financial and operating results today, Monday, May 18, at 8:00 A.M. (Central). Additionally, Denbury will post presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 877.705.6003 or 201.493.6725 ten minutes before the scheduled start time. To access a live webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website and a telephonic replay will be accessible for approximately one month after the call by dialing 844.512.2921 or 412.317.6671 and entering confirmation number 13696083.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release contains forward-looking statements that involve risks and uncertainties that presently cannot be quantified, including factors that could affect future production levels, expense reductions, cash flows, liquidity, debt levels and capital expenditures, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent Form 10-Q filed today and its 2019 Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein, including specifically whether the Company can continue in future quarters to comply with the required financial ratios or financial condition tests under its senior secured bank credit facility, or repay, refinance or restructure its $585 million outstanding principal balance of the senior secured second lien notes due in May 2021, and their related impact on the Company’s ability to continue as a going concern. These statements are based on financial and market, engineering, geological and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three-month periods ended March 31, 2020 and 2019 and the three-month period ended December 31, 2019. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Three Months Ended
	March 31,		Dec. 31,
In thousands, except per-share data	2020	2019	2019
Revenues and other income
Oil sales	$228,577	$291,965	$292,447
Natural gas sales	1,047	2,612	1,383
CO2 sales and transportation fees	8,028	8,570	8,610
Purchased oil sales	3,721	215	5,924
Other income	828	2,090	2,249
Total revenues and other income	242,201	305,452	310,613
Expenses
Lease operating expenses	109,270	125,423	116,015
Transportation and marketing expenses	9,621	10,773	9,734
CO2 discovery and operating expenses	752	556	906
Taxes other than income	19,686	23,785	22,440
Purchased oil expenses	3,661	213	5,911
General and administrative expenses	9,733	18,925	28,332
Interest, net of amounts capitalized of $9,452, $10,534 and $9,126, respectively	19,946	17,398	20,960
Depletion, depreciation, and amortization	96,862	57,297	63,191
Commodity derivatives expense (income)	(146,771)	83,377	54,616
Gain on debt extinguishment	(18,994)	—	(49,778)
Write-down of oil and natural gas properties	72,541	—	—
Other expenses	2,494	4,138	2,523
Total expenses	178,801	341,885	274,850
Income (loss) before income taxes	63,400	(36,433)	35,763
Income tax provision (benefit)
Current income taxes	(6,407)	(1,281)	2,667
Deferred income taxes	(4,209)	(9,478)	10,017
Net income (loss)	$74,016	$(25,674)	$23,079

Net income (loss) per common share
Basic	$0.15	$(0.06)	$0.05
Diluted	$0.14	$(0.06)	$0.05

Weighted average common shares outstanding
Basic	494,259	451,720	478,030
Diluted	586,190	451,720	571,000

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,
In thousands	2020	2019
Cash flows from operating activities
Net income (loss)	$74,016	$(25,674)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depletion, depreciation, and amortization	96,862	57,297
Write-down of oil and natural gas properties	72,541	—
Deferred income taxes	(4,209)	(9,478)
Stock-based compensation	2,453	3,263
Commodity derivatives expense (income)	(146,771)	83,377
Receipt on settlements of commodity derivatives	24,638	8,206
Gain on debt extinguishment	(18,994)	—
Debt issuance costs and discounts	4,926	1,263
Other, net	(673)	908
Changes in assets and liabilities, net of effects from acquisitions
Accrued production receivable	66,937	(21,591)
Trade and other receivables	(22,914)	1,024
Other current and long-term assets	2,539	(387)
Accounts payable and accrued liabilities	(72,607)	(35,966)
Oil and natural gas production payable	(15,948)	4,605
Other liabilities	(954)	(2,481)
Net cash provided by operating activities	61,842	64,366

Cash flows from investing activities
Oil and natural gas capital expenditures	(46,016)	(86,986)
Pipelines and plants capital expenditures	(6,294)	(1,682)
Net proceeds from sales of oil and natural gas properties and equipment	40,543	104
Other	(4,521)	(3,237)
Net cash used in investing activities	(16,288)	(91,801)

Cash flows from financing activities
Bank repayments	(161,000)	(103,000)
Bank borrowings	161,000	103,000
Interest payments treated as a reduction of debt	(18,211)	—
Cash paid in conjunction with debt repurchases	(14,171)	—
Pipeline financing and capital lease debt repayments	(3,690)	(4,108)
Other	(2,953)	(1,099)
Net cash used in financing activities	(39,025)	(5,207)
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,529	(32,642)
Cash, cash equivalents, and restricted cash at beginning of period	33,045	54,949
Cash, cash equivalents, and restricted cash at end of period	$39,574	$22,307

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (non-GAAP measure)

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income (loss) measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income may be helpful to investors by eliminating the impact of noncash and/or special or unusual items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss) or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended
	March 31,				Dec. 31,
	2020		2019		2019
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (GAAP measure)(1)	$74,016	$0.14	$(25,674)	$(0.06)	$23,079	$0.05
Adjustments to reconcile to adjusted net income (non-GAAP measure)
Noncash fair value losses (gains) on commodity derivatives(2)	(122,133)	(0.21)	91,583	0.20	63,508	0.11
Write-down of oil and natural gas properties(3)	72,541	0.12	—	—	—	—
Accelerated depreciation charge(4)	37,368	0.06	—	—	—	—
Gain on debt extinguishment(5)	(18,994)	(0.03)	—	—	(49,778)	(0.09)
Accrued expense related to litigation over a helium supply contract (included in other expenses)(6)	—	—	409	0.00	—	—
Acquisition transaction costs related to previous Penn Virginia transaction (included in other expenses)	—	—	1,336	0.00	—	—
Severance-related expense included in general and administrative expenses(7)	—	—	—	—	18,627	0.03
Other adjustments(8)	1,404	0.00	1,310	0.00	(803)	0.00
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items(9)	(16,782)	(0.02)	(23,708)	(0.04)	(7,846)	(0.01)
Adjusted net income (non-GAAP measure)	$27,420	$0.06	$45,256	$0.10	$46,787	$0.09

(1)
Diluted net income per common share includes the impact of potentially dilutive securities including nonvested restricted stock, nonvested performance-based equity awards, and shares into which the Company’s convertible senior notes are convertible. The basic and diluted earnings per share calculations are included on page 10.

(2)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(3)	Full cost pool ceiling test write-down related to the Company’s oil and natural gas properties during the three months ended March 31, 2020.

(4)	Accelerated depreciation related to impaired unevaluated properties that were transferred to the full cost pool.

(5)	Gain on extinguishment related to the Company’s 2019 and 2020 open market repurchases.

(6)
Expense associated with a trial court’s unfavorable ruling related to the non-delivery of helium volumes from the Company’s Riley Ridge Unit under a helium supply contract. The accrual represents costs associated with the settlement of approximately <$1 million during the first quarter of 2019.

(7)	Severance-related expense associated with the Company’s voluntary separation program.

(8)
Other adjustments include (a) <$1 million of costs associated with the helium supply contract ruling and $1 million of costs associated with the Delta-Tinsley CO2 pipeline incident during the three months ended March 31, 2020, (b) $1 million of expense related to an impairment of assets during the three months ended March 31, 2019, and (c) $2 million gain on land sales, <$1 million of expense related to an impairment of assets, and <$1 million of costs associated with the helium supply contract ruling during the three months ended December 31, 2019.

(9)
The estimated income tax impacts on adjustments to net income for the three months ended March 31, 2020 are computed based upon an estimated annual effective tax rate of 16%, with other discrete tax adjustments totaling $39 million primarily comprised of the tax effect of the ceiling test and accelerated depreciation, impacts of the CARES Act, and the periodic tax impacts of a shortfall (benefit) on the stock-based compensation deduction. The estimated income tax impacts on adjustments to net income (loss) for the three months ended March 31, 2019 and December 31, 2019 are generally computed based upon a statutory rate of 25%.

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

	Three Months Ended
	March 31,				Dec. 31,
	2020		2019		2019
In thousands, except per-share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Numerator
Net income (loss) – basic	$74,016	$0.15	$(25,674)	$(0.06)	$23,079	$0.05
Effect of potentially dilutive securities
Interest on convertible senior notes, net of tax	5,857		—		6,685
Net income (loss) – diluted	$79,873	$0.14	$(25,674)	$(0.06)	$29,764	$0.05

Denominator
Weighted average common shares outstanding – basic	494,259		451,720		478,030
Effect of potentially dilutive securities
Restricted stock and performance-based equity awards	1,078		—		2,117
Convertible senior notes	90,853		—		90,853
Weighted average common shares outstanding – diluted	586,190		451,720		571,000

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure) to adjusted cash flows from operations less special items (non-GAAP measure) and free cash flow (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted cash flows from operations less special items is an additional non-GAAP measure that removes other special items. Free cash flow is a non-GAAP measure that represents adjusted cash flows from operations less special items and interest treated as debt reduction, development capital expenditures and capitalized interest, but before acquisitions. Management believes that it is important to consider these additional measures, along with cash flows from operations, as it believes the non-GAAP measures can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Three Months Ended
In thousands	March 31,		Dec. 31,
	2020	2019	2019
Net income (loss) (GAAP measure)	$74,016	$(25,674)	$23,079
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	96,862	57,297	63,191
Deferred income taxes	(4,209)	(9,478)	10,017
Stock-based compensation	2,453	3,263	2,604
Noncash fair value losses (gains) on commodity derivatives	(122,133)	91,583	63,508
Gain on debt extinguishment	(18,994)	—	(49,778)
Write-down of oil and natural gas properties	72,541	—	—
Other	4,253	2,171	2,962
Adjusted cash flows from operations (non-GAAP measure)	104,789	119,162	115,583
Net change in assets and liabilities relating to operations	(42,947)	(54,796)	34,982
Cash flows from operations (GAAP measure)	$61,842	$64,366	$150,565

Adjusted cash flows from operations (non-GAAP measure)	$104,789	$119,162	$115,583
Severance-related expense	—	—	18,627
Adjusted cash flows from operations less special items (non-GAAP measure)	104,789	119,162	134,210
Interest on notes treated as debt reduction	(21,354)	(21,279)	(21,448)
Development capital expenditures	(38,785)	(61,163)	(47,482)
Capitalized interest	(9,452)	(10,534)	(9,126)
Free cash flow (non-GAAP measure)	$35,198	$26,186	$56,154

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value gains (losses) on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Unaudited Condensed Consolidated Statements of Operations in that the noncash fair value gains (losses) on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value gains (losses) on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income (loss) to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2020	2019	2019
Receipt on settlements of commodity derivatives	$24,638	$8,206	$8,892
Noncash fair value gains (losses) on commodity derivatives (non-GAAP measure)	122,133	(91,583)	(63,508)
Commodity derivatives income (expense) (GAAP measure)	$146,771	$(83,377)	$(54,616)

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to Adjusted EBITDAX (non-GAAP measure)

Adjusted EBITDAX is a non-GAAP financial measure which management uses and is calculated based upon (but not identical to) a financial covenant related to “Consolidated EBITDAX” in the Company’s senior secured bank credit facility, which excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded include interest, income taxes, depletion, depreciation, and amortization, and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring. Management believes Adjusted EBITDAX may be helpful to investors in order to assess the Company’s operating performance as compared to that of other companies in the industry, without regard to financing methods, capital structure or historical costs basis. It is also commonly used by third parties to assess leverage and the Company’s ability to incur and service debt and fund capital expenditures. Adjusted EBITDAX should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss), cash flow from operations, or any other measure reported in accordance with GAAP. The Company’s Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX, EBITDAX or EBITDA in the same manner.  The following table presents a reconciliation of the Company’s net income (loss) to Adjusted EBITDAX.

	Three Months Ended
In thousands	March 31,		Dec. 31,
	2020	2019	2019
Net income (loss) (GAAP measure)	$74,016	$(25,674)	$23,079
Adjustments to reconcile to Adjusted EBITDAX
Interest expense	19,946	17,398	20,960
Income tax expense (benefit)	(10,616)	(10,759)	12,684
Depletion, depreciation, and amortization	96,862	57,297	63,191
Noncash fair value losses (gains) on commodity derivatives	(122,133)	91,583	63,508
Stock-based compensation	2,453	3,263	2,604
Gain on debt extinguishment	(18,994)	—	(49,778)
Write-down of oil and natural gas properties	72,541	—	—
Severance-related expense	—	—	18,627
Noncash, non-recurring and other	2,364	4,786	130
Adjusted EBITDAX (non-GAAP measure)(1)	$116,439	$137,894	$155,005

(1)	Excludes pro forma adjustments related to qualified acquisitions or dispositions under the Company’s senior secured bank credit facility.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2020	2019	2019
Production (daily – net of royalties)
Oil (barrels)	54,649	57,414	56,185
Gas (mcf)	7,899	10,827	7,954
BOE (6:1)	55,965	59,218	57,511
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$45.96	$56.50	$56.58
Gas (per mcf)	1.46	2.68	1.89
BOE (6:1)	45.09	55.27	55.53
Unit sales price (including derivative settlements)
Oil (per barrel)	$50.92	$58.09	$58.30
Gas (per mcf)	1.46	2.68	1.89
BOE (6:1)	49.93	56.81	57.21
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$1.18	$4.26	$0.90
Gas (per mcf)	(0.06)	(0.10)	0.01
Rocky Mountain region
Oil (per barrel)	$(2.78)	$(2.56)	$(2.48)
Gas (per mcf)	(0.91)	(0.28)	(1.26)
Total company
Oil (per barrel)	$(0.38)	$1.63	$(0.44)
Gas (per mcf)	(0.41)	(0.20)	(0.52)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
Average Daily Volumes (BOE/d) (6:1)	2020	2019	2019
Tertiary oil production
Gulf Coast region
Delhi	3,813	4,474	4,085
Hastings	5,232	5,539	5,097
Heidelberg	4,371	3,987	4,409
Oyster Bayou	3,999	4,740	4,261
Tinsley	4,355	4,659	4,343
West Yellow Creek	775	436	807
Mature properties(1)	6,386	6,479	6,347
Total Gulf Coast region	28,931	30,314	29,349
Rocky Mountain region
Bell Creek	5,731	4,650	5,618
Salt Creek	2,149	2,057	2,223
Other	50	52	60
Total Rocky Mountain region	7,930	6,759	7,901
Total tertiary oil production	36,861	37,073	37,250
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	748	1,034	952
Texas	3,419	3,298	3,212
Other	6	10	5
Total Gulf Coast region	4,173	4,342	4,169
Rocky Mountain region
Cedar Creek Anticline	13,046	14,987	13,730
Other	1,105	1,313	1,192
Total Rocky Mountain region	14,151	16,300	14,922
Total non-tertiary production	18,324	20,642	19,091
Total continuing production	55,185	57,715	56,341
Property sales
Gulf Coast Working Interests Sale(2)	780	1,047	1,170
Citronelle(3)	—	456	—
Total production	55,965	59,218	57,511

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Mallalieu, Martinville, McComb and Soso fields.

(2)	Includes non-tertiary production related to the sale of 50% of our working interests in Webster, Thompson, Manvel, and East Hastings fields, sold in March 2020.

(3)	Includes production from Citronelle Field sold in July 2019.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2020	2019	2019
Oil and natural gas revenues	$45.09	$55.27	$55.53
Receipt on settlements of commodity derivatives	4.84	1.54	1.68
Lease operating expenses	(21.46)	(23.53)	(21.93)
Production and ad valorem taxes	(3.53)	(4.13)	(3.98)
Transportation and marketing expenses	(1.89)	(2.02)	(1.84)
Production netback	23.05	27.13	29.46
CO2 sales, net of operating and exploration expenses	1.43	1.51	1.46
General and administrative expenses(1)	(1.91)	(3.55)	(5.35)
Interest expense, net	(3.92)	(3.26)	(3.96)
Other	1.92	0.53	0.24
Changes in assets and liabilities relating to operations	(8.43)	(10.28)	6.61
Cash flows from operations	12.14	12.08	28.46
DD&A – excluding accelerated depreciation charge	(11.68)	(10.75)	(11.94)
DD&A – accelerated depreciation charge(2)	(7.34)	—	—
Write-down of oil and natural gas properties	(14.24)	—	—
Deferred income taxes	0.83	1.78	(1.89)
Gain on debt extinguishment	3.73	—	9.41
Noncash fair value gains (losses) on commodity derivatives	23.98	(17.18)	(12.00)
Other noncash items	7.11	9.25	(7.68)
Net income (loss)	$14.53	$(4.82)	$4.36

(1)
General and administrative expenses includes an accrual for severance-related costs of $18.6 million associated with the Company’s voluntary separation program for the three months ended December 31, 2019, which if excluded, would have averaged $1.83 per BOE.

(2)	Represents an accelerated depreciation charge related to impaired unevaluated properties that were transferred to the full cost pool.

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)(1)

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2020	2019	2019
Capital expenditure summary
Tertiary oil fields	$14,726	$26,028	$20,998
Non-tertiary fields	10,954	21,674	15,075
Capitalized internal costs(2)	8,881	11,890	10,642
Oil and natural gas capital expenditures	34,561	59,592	46,715
CO2 pipelines, sources and other	4,224	1,571	767
Capital expenditures, before acquisitions and capitalized interest	38,785	61,163	47,482
Acquisitions of oil and natural gas properties	42	29	162
Capital expenditures, before capitalized interest	38,827	61,192	47,644
Capitalized interest	9,452	10,534	9,126
Capital expenditures, total	$48,279	$71,726	$56,770

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
INTEREST AND FINANCING EXPENSES (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2020	2019	2019
Cash interest(1)	$45,826	$47,948	$46,838
Interest not reflected as expense for financial reporting purposes(1)	(21,354)	(21,279)	(21,448)
Noncash interest expense	1,031	1,263	1,037
Amortization of debt discount(2)	3,895	—	3,659
Less: capitalized interest	(9,452)	(10,534)	(9,126)
Interest expense, net	$19,946	$17,398	$20,960

(1)
Cash interest includes interest which is paid semiannually on the Company’s 9% Senior Secured Second Lien Notes due 2021 and 9¼% Senior Secured Second Lien Notes due 2022. As a result of the accounting for certain exchange transactions in previous years, most of the future interest related to these notes was recorded as debt as of the debt issuance dates, which is reduced as semiannual interest payments are made, and therefore not reflected as interest for financial reporting purposes.

(2)
Represents the amortization of debt discounts related to the Company’s 7¾% Senior Secured Second Lien Notes due 2024 (“7¾% Senior Secured Notes”) and 6⅜% Convertible Senior Notes due 2024 (“6⅜% Convertible Senior Notes”) issued in June 2019. In accordance with FASC 470-50, Modifications and Extinguishments, the 7¾% Senior Secured Notes and 6⅜% Convertible Senior Notes were recorded on the Company’s balance sheet at a discount of $30 million and $80 million, respectively, which will be amortized as interest expense over the term of the notes.

SELECTED BALANCE SHEET DATA (UNAUDITED)

	March 31,	December 31,	March 31,
In thousands	2020	2019	2019
Cash and cash equivalents	$6,917	$516	$5,749
Total assets	4,607,091	4,691,867	4,691,162

Borrowings under senior secured bank credit facility	$—	$—	$—
Borrowings under senior secured second lien notes (principal only)(1)	1,592,839	1,623,049	1,520,587
Borrowings under senior convertible notes (principal only)(2)	245,548	245,548	—
Borrowings under senior subordinated notes (principal only)	245,690	245,690	826,185
Financing and capital leases	163,748	167,439	178,919
Total debt (principal only)	$2,247,825	$2,281,726	$2,525,691

Total stockholders’ equity	$1,489,445	$1,412,259	$1,119,320

(1)
Excludes $144 million, $165 million, and $250 million of future interest payable on the notes as of March 31, 2020, December 31, 2019, and March 31, 2019, respectively, accounted for as debt for financial reporting purposes and also excludes a $26 million and $27 million discount to par on the 7¾% Senior Secured Notes as of March 31, 2020 and December 31, 2019, respectively.

(2)	Excludes a $72 million and $75 million discount to par on the 6⅜% Convertible Senior Notes as of March 31, 2020 and December 31, 2019, respectively.